Exhibit 99.1

FOR IMMEDIATE RELEASE
Nov. 4, 2004

Novell Announces Departure of Chris Stone, Vice Chairman, Office of the CEO

WALTHAM, Mass. – Nov. 4, 2004 — Novell today announced that Chris Stone, Vice Chairman, Office of the CEO, has left the Company to pursue other opportunities. Stone had responsibility for engineering, product management, and alliances. No successor has been named. On an interim basis, Stone's responsibilities will be overseen by Jack Messman, Chairman and CEO of Novell.

Stone has been with Novell since March 2002 and has been instrumental in leading Novell's strategic direction, particularly the Company's open source and identity management initiatives. “We thank Chris for his service to Novell over the past two and one half years,” said Messman. “He made significant contributions to changes in our strategic direction, and his vision and energy will be missed. We wish him well.”

“It is with some regret that I have decided to leave Novell and pursue other professional opportunities,” said Stone. “I am proud of my work and accomplishments at Novell, but now is the time in my career to do something else and I look forward to new challenges. Novell is strategically well-positioned to remain a viable and significant vendor in the enterprise software space. I wish the Company and all of its outstanding employees nothing but success,” he concluded.

About Novell

Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell® Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE® LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

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Novell, ZENworks, GroupWise, iChain and Ximian are registered trademarks; eDirectory, Nsure, exteNd and Nterprise are trademarks; and Ngage is a service mark of Novell, Inc. in the United States and other countries. SUSE is a registered trademark of SUSE LINUX AG, a Novell business.

Press Contact:

Hal Thayer
Novell, Inc.
Phone: (781) 464-8480
E-Mail: hal.thayer@novell.com